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                                    AGREEMENT
                                       AND
                         NOTICE OF DISSOLUTION OF GROUP


Each of the persons signing below hereby agrees that The Steinberg Group (the "Group"), as such Group is described in Amendment No. 13 to the Schedule 13G filed with the Securities and Exchange Commission on February 14, 2000 with respect to the Common Stock, $.10 par value per share, of Reliance Group Holdings, Inc., is hereby dissolved.

Each of the persons signing below hereby agrees that, subsequent to the filing of Amendment No. 14 to such Schedule 13G to which this Agreement and Notice of Dissolution of Group will be attached as an exhibit as contemplated by Item 9 to
Schedule 13G, each such person signing below shall no longer jointly file a
Schedule 13G with each such other person signing below, and all further filings with respect to transactions in the security reported on will be filed, if required, by members of the former Group in their individual capacity.

This Agreement and Notice of Dissolution of Group may be executed in one or more counterparts, and by facsimile, each of which shall be deemed an original, but all of which together shall constitute one and the same original.


Effective as of: March 28, 2000


/s/ SAUL P. STEINBERG
-------------------------------
Saul P. Steinberg


/s/ ROBERT M. STEINBERG
-------------------------------
Robert M. Steinberg


/s/ ANNE STEINBERG
-------------------------------
Anne Steinberg


/s/ RONI SOKOLOFF
-------------------------------
Roni Sokoloff


/s/ LYNDA JURIST
-------------------------------
Lynda Jurist